Exhibit 21.1

SUBSIDIARIES

Yelp Australia Pty Ltd

Yelp Canada Inc.

Yelp France SAS

Yelp Deutchland GmbH

Yelp Ireland Limited

Yelp Ireland Holding Company Limited

Yelp Italia S.r.l.

Yelp UK Ltd